Exhibit 23 - Consent of Ernst & Young LLP, Independent Auditors

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Burr-Brown Corporation of our report dated January 22, 1998, (except for the note entitled Accounting Policies - Earnings per Share, as to which the date is February 23, 1998), included in the 1997 Annual Report to Stockholders of Burr-Brown Corporation.

Our audits also include the financial statement schedule of Burr-Brown Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We   also  consent  to  the  incorporation  by  reference   in   the
Registration Statement (Form S-8, No. 33-65866) pertaining to the Burr-Brown Corporation Stock Incentive Plan and in the Registration Statement (Form S-8, No. 33-12185) pertaining to the Burr-Brown Corporation Future Investment Trust of our report dated January 22, 1998, (except for the note entitled Accounting Policies
- Earnings per Share, as to which the date is February 23, 1998), with respect to the consolidated financial statements incorporated herein by reference, and our report included in the preceding paragraph with respect to the financial statement schedule included in this Annual Report (Form 10-K) of Burr-Brown Corporation.

Ernst & Young LLP
Tucson, Arizona
March 24, 1997